Exhibit 3.36

THE COMPANIES LAW (CAP. 113)

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM AND

ARTICLES OF ASSOCIATION

OF

VANTAGE HOLDINGS CYPRUS

ODC LIMITED

NOBEL TRUST LIMITED

2, Diagorou Street

ERA House, 10th floor,

1097 Nicosia, Cyprus

Tei: 22022777, Fax: 22022700

THE COMPANIES LAW (CAP.113)

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

VANTAGE HOLDINGS CYPRUS

ODC LIMITED

1.	The name of the Company (hereinafter referred to as the “Company”) is

VANTAGE HOLDINGS CYPRUS ODC LIMITED.

2.	The registered office of the Company will be in Cyprus.

3.	The objects for which the Company is established are:

(1) To promote, establish, manage, administer, and participate in the business, management and share capital or assets or otherwise of any company, organisation, partnership or other entity with or without legal personality in any part of the world as a holding or subsidiary company or as a shareholder, partner or associate or in any other capacity or manner and to acquire and dispose of shares or deeds or debentures or other investments in any enterprise and activity and in any entity with or without legal personality.

(2) To carry on the business of consultants on financial, management, technical, administrative and other matters connected with the establishment, execution, development or improvement of any enterprise or industry and to offer consultative, and administrative services for the production, trade, financing, handling, storing, distribution and sale of goods and merchandise and/or for the offering of services or the creation, feasibility and development of investments, works and enterprises of any nature and to acquire and offer expertise and know how and/or services of any kind, to carry on research and experiments connected with financial, technical or other matters as well as matters connected with staff and with the management of enterprises and industries and any services in the public or private sector and to carry on the activities of trustees, administrators, representatives, agents and brokers.

(3) To carry on business as general wholesale and retail traders, manufacturers, industrialists, importers, exporters, purchasers, sellers, owners, administrators, suppliers, distributors, representatives and agents of goods and merchandise as well as services of any kind and description, dispatch and/or commission agents, general insurers and insurers of exports, insurance agents, travel and tourist agents, estate agents and general agents.

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(4) To carry on any other business, to undertake any other enterprise or activity and to do any acts which may seem to the Directors capable of being conveniently or advantageously or usefully carried on or done.

(5) To employ, engage and train employees, workers and generally professional, technical, clerical and other personnel and generally to secure the services of personnel of any type and to acquire, take on lease, process, manage, manufacture, repair, maintain, alter, sell or otherwise dispose of every kind of goods, merchandise and equipment, means of transportation, machinery, accessories, articles and generally assets of every kind and to make available such personnel or services or equipment or other assets for the business of the Company or for the accommodation or the needs of any other person, firm, company or other entity with or without legal personality or for any enterprise or activity or for carrying on business of any nature and kind.

(6) To purchase, obtain by way of exchange, gift, lease, assignment, concession, transfer, possession, permit or in any other way any lands, immovable property, constructions, buildings, as well as movable things, goods and merchandise and generally immovable or movable property, property rights, privileges, easements, concessions or permits on any immovable or movable property and to sell, transfer, cede, let on lease, grant, exchange, alienate, mortgage, charge or otherwise dispose of any immovable or movable property of the Company or any other immovable or movable property on which the Company has any rights or interests, as well as to grant permits, easements, concessions, or rights in relation to any immovable or movable property or rights or interests of it.

(7) To develop, improve, expand, exploit, manage, trade or otherwise deal with, or otherwise handle matters in relation to, and dispose of, any immovable property for construction purposes or for the erection, construction, management, development, operation and exploitation of constructions, buildings, mechanical or other projects, the partition of land into plots or pieces, the creation of roads and squares or in any way shape land, open spaces and constructions and to create, cultivate, possess and manage agricultural and stock-farms and to carry on the work and business of farmers, stock-farmers, bird-breeders, fishers, producers, manufacturers, industrialists and merchants of agricultural and animal products and other goods and products of every kind.

(8) To carry on the business of general agents and forwarding agents, brokers, stock-exchange brokers, auctioneers, estate agents, insurers, and insurance agents, travel and tourist agents and advertisers and to act as agent, representative and trustee, to take up and manage any kind of trusts and to take up any kinds of agencies and business of every nature, on commission or not, or in other way or arrangement, and generally to provide services or advice of any nature.

(9) To carry on work or business in all fields of industrialists, craftsmen, manufacturers, contractors, constructors, mechanics, mechanical engineers, architects and decorators, merchants (wholesalers

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and retailers), buyers, sellers, retailers, suppliers, exporters, importers, distributors, brokers, agents, loaders, transporters, warehouse-keepers, repairers and maintenance workers, suppliers of ships or aircraft or other means of transport, commission agents, agents and merchants for goods, constructions, apparatus, machineries, products and objects of every kind.

(10) To acquire, use, assign, transfer or in any way manage and dispose of rights, privileges and permits, of every nature with regard to any movable or immovable property or with any other business or activity of every kind.

(11) To purchase or otherwise acquire the whole or part of the business, the assets, property assets and liabilities of any company, organization, partnership or person and to take up, carry on and exercise or to liquidate or break up any such business and in consideration of any such acquisition to pay cash or issue shares or acquire it by giving any other form of consideration or in any other way and to take up any liabilities or acquire any interests in the business of the seller or of any other business.

(12) To apply for and take out, purchase or otherwise acquire any designs, trademarks, patents, patent rights or inventions, brevets d’invention, copyrights or secret processes, and to sell, assign or otherwise dispose of them, and to grant licences to use the same.

(13) To pay all costs, charges and expenses incurred or sustained in connection with the promotion, formation and establishment of the Company or which the Company may consider to be in the nature of preliminary expenses or expenses which might be incurred before registration or for the purposes of registering the Company including therein professional fees for services rendered, advertising costs, taxes, underwriting commissions, brokerage, printing and stationery, employees’ salaries and other similar expenses as well as expenses related to the formation and operation of agencies, local councils or local boards or other bodies, or expenses which relate to, any business or work performed or concluded before the formation of the Company, and which the Company may decide to take up or continue.

(14) To issue shares, debentures or other securities of the Company, to employ brokers, commission agents and underwriters, and to provide for the remuneration of such persons for their services by payment in cash or by the issue of shares, debentures or other securities of the Company, or by the granting of options to take the same, or in any other manner allowed bylaw.

(15) To borrow money, take out loans, raise money, credit or other facilities, to take up or secure any liabilities (either of the Company or of any other person) in the manner and under the terms which it would deem fit and particularly(but without prejudice to the generality as aforementioned) by the issue of debentures and debenture stock —perpetual or terminable- bonds, mortgages, pledges, assignments, charges (including fixed or floating charges) or any other bonds or securities formed

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or based or which may be formed or based upon all or any of the movable or immovable property assets and interests of the Company including the uncalled capital of the Company or without any such security or under such terms in connection with priorities or in any other manner, as the Company would deem fit from time to time.

(16) To grant credit or money and to give loans or make advances or grant facilities to any physical or legal person with or without legal personality and either with or without guarantees or securities.

(17) To provide guarantees, insurances, compensation and indemnities to or for the benefit of any physical or other person with or without legal personality for the payment or for securing the payment of monies, loans, debts or the performance of contracts or any other obligations of any physical or other person with or without legal personality and to secure or in any way undertake to repay monies, loans, credits or facilities granted or being granted or to be granted to any physical or other person with or without legal personality and also to undertake the repayment or fulfillment of obligations of any kind which in any way burden any physical or other person with or without legal personality, and for any of the above mentioned purposes, to mortgage, pledge, assign, bind or in any other way dispose of or charge in any form its movable or immovable property (including but without limitation of the preceding generality, the uncalled capital of the Company) as if it was for the purposes of taking out or securing loans or obligations of the Company itself.

(18) To draw, execute, accept, indorse, discount, deal in and otherwise negotiate bills of exchange, promissory notes, bills of lading and other negotiable or transferable instruments and to accept deposits of money with or without interest.

(19) To invest the monies of the Company in such investments, as from time to time may be determined by the Directors.

(20) To issue, or guarantee the issue of, or the payment of interest on, the shares, debentures, debenture stock, or other securities or obligations of any company or association, and to pay or provide for brokerage, commission, and expenses for underwriting in respect of any such issue.

(21) To acquire by subscription, purchase, exchange or otherwise and to accept, take, hold, deal in, dispose of, convert and sell or otherwise dispose of any kind of shares, stock, debentures or other securities or interests in any other company, organization or undertaking whatsoever.

(22) To issue and allot fully or partly paid shares in the capital of the Company or issue debentures or securities in payment or part payment of any movable or immovable property purchased or otherwise acquired by the Company or any services rendered to the Company and to remunerate in cash or otherwise any person, firm or company rendering services to the Company or grant donations to such persons.

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(23) To establish in any part of the world branches, area offices, branch offices, agencies and local boards and regulate and abolish them.

(24) To provide for the welfare of persons in the employment of the Company (including its officers) or formerly in the employment of the Company or its predecessors in business (including the officers) or employees of any subsidiary or associated or allied company, of this Company (including the officers) and the wives, widows, dependants and families of such persons, by grants of money, pensions or other payments (including payments of insurance premia) and to form, subscribe to, or otherwise aid, any trusts, funds or scheme for the benefit of such persons, and any benevolent, religious, scientific, national or other institutions or objects which shall have any moral or other claims to support or aid by the Company by reason of the nature or the locality of its operations or by any other reason whatsoever.

(25) From time to time to subscribe or contribute to any charitable, benevolent, or useful objects of a public character the support of which may, in the opinion of the Company, tend to increase its repute or popularity among its employees, its customers, or the public, or which it may deem useful or proper.

(26) To enter into and carry into effect agreements for joint working in business, union of interests, limiting competition, partnership or for sharing of profits or for amalgamation with any other company, partnership or person, carrying on business whether related or not to the objects of the Company.

(27) To establish, promote the establishment and otherwise assist any company, undertaking and generally entities with or without legal personality.

(28) To apply for, promote, and obtain any Law, Order, Regulation, By-Law, Decree, Charter, concession, right, privilege, licence or permit for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient to the Company; and to oppose any proceedings or applications which may be calculated directly or indirectly to prejudice the Company’s interest and to enter into and execute any agreement with any Government or Authority (supreme, municipal, local or otherwise).

(29) To sell, dispose of, mortgage, charge, grant rights or options or transfer the business, property assets and undertakings of the Company or any part thereof in any way and under such terms as the Company would deem expedient.

(30) To accept stock or shares in, or the debentures, mortgage debentures, or other securities of, any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company to this Company, or for any other lawful purpose.

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(31) To distribute in specie or money or otherwise as may from time to time be resolved any assets of the Company among its members and particularly (without prejudice to the generality as aforementioned) the shares, debentures or other securities of any other company belonging to this Company or which this Company may have the power of disposing.

(32) To do any business and activities, permitted by this memorandum of association in any part of the world either alone or in conjunction with other companies, firms or persons or as factor, trustee, agent, sub-contractor or agent for any other company, firm or person or by or through any agents, trustees, sub-contractors, attorneys or other agents of other persons.

(33) To procure the registration or recognition of the Company in any country or place, to act as secretary, director, or treasurer or generally officer of any other company or entity with or without legal personality.

(34) Generally to do all such other things as may appear to the Directors to be incidental or conducive to the attainment of the above objects or any of them or for the promotion and expansion of the Company.

The objects set forth in any sub-clause of this clause shall not be restrictively construed but the widest interpretation shall be given thereto, and they shall not, except when the context clearly so requires, be in any way limited to or restricted by reference to or inference from any other sub-clause or the terms of any other sub-clause or by the name of the company. None of such sub-clauses, the objects therein specified and the powers thereby conferred shall be deemed subsidiary or ancillary to the objects or powers mentioned in any other sub-clause of objects or powers. The Company shall have full power to exercise all or any of the powers and to achieve or to endeavour to achieve all or any of the objects conferred by and provided in any one or more of the said sub-clauses.

4.	The liability of the members is limited.

5.	The share capital of the company is EUR1. divided into 1 share of EUR1.- each with a power to issue any of the shares of the capital original or increased, with any or subject to any preferential, special or limited rights or conditions in connection with the dividends, repayment of capital, voting rights or otherwise.

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We, whose names and addresses are subscribed, are desirous of being formed into a company in pursuance of this memorandum of association, and we respectively agree to take the number of shares in the capital of the company set opposite our respective names.

NAMES, ADDRESSES AND	Number of Shares taken
DESCRIPTION OF SUBSCRIBERS	by each Subscriber

OMNIUM NOMINEES LIMITED	1 (one) share

Company Limited by shares

Registration number: HE125455

2, Diagorou Street

ERA House

7- 12 Floors

1097 Nicosia

Dated this             2011.

Witness to the above signatures:

Kalia Neophytou

Secretary

2, Diagorou, ERA House

7-12 floors

1097 Nicosia

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THE COMPANIES LAW (CAP.113)

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

VANTAGE HOLDINGS CYPRUS ODC

LIMITED

1.	Part I of Table “A” in the First Schedule to the Companies Law CAP. 113 shall not apply except so far as the same is repeated and embodied in these Regulations.

INTERPRETATION

2. (a)	In these Regulations, unless the context otherwise requires, the terms used in the Companies Law CAP. 113, or any amendment thereof in force at the date on which these Articles of Association shall come into effect, shall bear the same meaning as in the Law and the words in the first column of the schedule herein below shall bear the meaning given to these in the second column:

SCHEDULE

Words	Interoretation

Company:	VANTAGE HOLDINGS CYPRUS ODC LIMITED

Office:	The registered office of the Company from time to time.

Regulations:	The Articles of Association contained herein and any changes or amendments thereto effected by special resolution.

Cyprus:	The Republic of Cyprus.

Member:	Member of the Company.

Register:	The Register of Members of the Company.

The Law:	The Companies Law, CAP. 113 and includes any Law substituting or amending the same.

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The Directors, the
Board of Directors
or the Board:	The Directors of the Company from time to time.

The seal:	The common seal of the Company.

Vote:	Vote on a poll.

(b)	The words “written” or “in writing” shall be construed as including printing, lithography, typing, photography, photocopying and any other modes reproducing words in a visible form.

Words in the singular shall include the plural and vice versa.

Words representing the masculine gender shall be deemed to include the feminine gender.

Words referring to persons shall be deemed to include companies, entities or organizations with or without legal personality.

The term “Secretary” shall be deemed to include an acting or assistant secretary and any person appointed by the Directors to perform the duties of secretary.

References in these Regulations to any provision of the Law, unless the context otherwise requires, shall be construed as referring to such provision of the Law as amended from time o time.

GENERAL PROVISIONS

3. (1)	The Company is a private company and accordingly:-

(a)	The right to transfer shares is restricted in the manner hereinafter prescribed;

(b)	The number of members of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were while in such employment and have continued after the determination of such employment to be members of the Company) is limited to fifty.

Provided that where two or more persons hold one or more shares in the Company jointly they shall for the purpose of this Regulation be treated as a single member.

(c)	Any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

(d)	The Company shall not have power to issue share warrants to bearer.

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3 (2)	Provided that if the Company has only one Member the following are adopted:

a.	Regulations 29, 60, 111 and 112 shall not apply.

b.	The Company is a private company and has only one Member.

c.	The sole Member of the Company shall exercise all the powers of the general meeting, pursuant to the Law, provided that all decisions taken by such Member in general meetings shall be recorded in the form of minutes or a resolution in writing.

d.	All contracts entered into between the sole Member and the Company shall be recorded in the form of minutes or a resolution in writing, unless they relate to the current affairs of the Company made in the ordinary course of business.

4.	The Company shall be entitled to countersign, adopt, implement or re-execute and to undertake or continue (with such amendments as the contracting parties may agree upon and the Directors shall approve) any preincorporation or other contract or business or work which has been carried out or which is being carried out (according to each case) before the registration of the Company, as the Directors may decide.

SHARE CAPITAL

5.	Subject to the provisions of Regulation 3 of these Regulations and the Regulation immediately following this Regulation, the shares shall be at the disposal of the Directors who shall have the right to allot or, generally, to dispose of them and allot options in relation to them, to any persons and at any time and whether any of these shares or options be linked to debentures or other bonds of any kind, or to certificates of future allotment or purchase of shares or bonds or not, or in any other way and under such terms, conditions and limitations which they will deem appropriate, and either at their nominal value or at a premium or (subject to the provisions of Section 56 of the Law) at a discount.

6.	Unless otherwise determined by the Company in general meeting, any original shares which could have been issued and allotted but have not been issued and allotted, as well as any new shares from time to time created but before the same are issued, shall be offered to the members at the ratios closest to the number of shares they hold. Every such offer shall be made by notice to the members which shall specify the number of shares offered and the time limit within which, if no acceptance is made, the offer shall be deemed to have been rejected and at the expiry of this time limit or when notice is received from the person to whom the offer was made that he declines to accept the shares offered, the Directors can, in accordance with these Regulations, dispose of them in any way they consider as beneficial to the Company. The Directors may, in like manner dispose of any such new or original shares as aforesaid, which by reason of the proportion borne by them to the number of persons entitled to such offer as aforesaid or by reason of any other difficulty in apportioning the same, cannot in the opinion of the Directors be conveniently offered in the manner hereinabove provided.

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7.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such terms or restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Directors, or the Company by ordinary resolution, may from time to time determine.

8.	Subject to the provisions of section 57 of the Law, any preference shares may, with the sanction of a special resolution, be issued on the terms that they are, or at the option of the Company are liable, to be redeemed on such terms and in such manner as the Company before the issue of such shares may by special resolution determine.

9.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of shares of that class) may, subject to the provision of section 70 of the Law, whether or not the Company is being wound up or not, be amended or abolished with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of that class. To every separate general meeting the provisions of these Articles relating to general meetings shall apply, mutatis mutandi, but so that the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll and if at any previously postponed general meeting of these holders there is not a quorum, the shareholders or shareholder present shall be deemed to form a quorum.

10.	The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

11.	The Company may exercise the powers of paying commission conferred by section 52 of the Law, at a percentage rate to be fixed by the Board of Directors, on the nominal value of the shares in relation to which the commission shall be paid. Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

12.	Every person whose name is entered as a member in the register of members shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment for every certificate after the first of such sum as the Directors shall from time to time determine. Every certificate shall be under the seal of the Company and shall specify the shares to which it relates and the amount paid up thereon and may include such additional information as the Directors may specify. Provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

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13.	If a share certificate be defaced, destroyed, damaged or lost, it may be replaced on payment of a fee (if any) and on such terms (if any) as to evidence regarding the defacing, destruction, damage or loss, the granting of an indemnity in writing and the payment of out-of-pocket expenses of the Company in relation to the investigation of the evidence, as the Directors think fit.

14.	Except as required by Jaw, no person shall be recognised by the Company as holding any shares upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Regulations otherwise provided) any other rights in respect of any share, except an absolute and full right to the entirety thereof in the registered holder.

15.	The Company shall not give, whether directly or indirectly, and whether by means of a Joan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding company, nor shall the Company make a Joan for any purpose whatsoever on the security of its shares or those of its holding company; but nothing in this regulation shall prohibit transactions mentioned in the proviso to section 53(1) of the Law.

LIEN

16.	The Company shall have a first and paramount lien on every share (which is not wholly paid up) for all moneys (whether payable presently or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first and paramount lien on all shares standing registered in the name of a single person for all moneys presently payable by him or his estate or his heirs to the Company; but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Regulation. The Company’s lien, if any, on a share shall extend to all dividends payable thereon and to all other rights or benefits attached to it.

17.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable in respect of that share, and in this case, only after the expiration of fourteen days after a notice in writing, stating the amount presently payable and demanding such payment, has been given to the registered holder for the time being of the share, or the person entitled thereto by reason of the registered holder’s death or bankruptcy.

18.	To give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to check the application of the purchase money paid by him nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings with reference to the sale.

19.	The proceeds of the sale shall be received by the Company and applied in payment of any expenses related to the sale and of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

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CALLS ON SHARES

20.	The Directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares (either in relation to their nominal value or as premium thereon) and which calls are not payable, according to the terms of the shares’ issue at fixed times, and each member shall (provided that he receives at least fourteen days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified, the amount called on his shares. A call may be revoked or postponed as the Directors may think fit and the members shall be notified accordingly.

21.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by installments.

22.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due, shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate as the Directors may from time to time determine as well as any expenses which may reasonably be incurred by the Company in relation to the non-payment, but the Directors shall be at liberty to waive payment of such interest or expenses wholly or in part.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall, for the purposes of these Regulations, be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and in case of non-payment all the relevant provisions of these Regulations as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

25.	The Directors may, during the issue of shares, distinguish from among the holders of shares as to the number of calls, the amount payable on every call and time of payment.

26.	The Directors may, if they think fit, receive from any member willing to advance the same, all or any part of the moneys unpaid upon any shares held by him and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate as the Directors may specify.

TRANSFER OF SHARES

27.	Subject to such of the restrictions in these Regulations as may be applicable, every member may transfer all or any of his shares by instrument in writing in any usual or common form or any other form which the Directors may approve.

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28.	The instrument of transfer of a share should be signed by or on behalf of the member so transferring and by or on behalf of the transferee. The member transferring a share shall be deemed to be a holder until the name of the transferee is entered into the Register of Members in relation to such share.

29.	The Directors can at their absolute discretion and without having any obligation to give reasons for their decision, refuse to register any transfer of any share whether it is wholly paid up or not. The Directors, without prejudice to the preceding generality, can also refuse to register the transfer of any share on which the Company has a lien as well as to register any share transfer if with such transfer the number of members (excluding the persons who are in the service of the Company and the persons who have served in the service of the Company and who during their service and after its termination maintained the capacity of a member) exceeds fifty.

30.	The Directors may also decline to recognise any instrument of transfer if:-

(a)	the fee which the Directors may from time to time specify in relation to the registration is not paid to the Company;

(b)	the instrument of transfer is not accompanied by the certificate of the shares to which it relates, and such other evidence as the Directors may reasonably require, to show the right of the transfer or to make the transfer; and

(c)	the instrument of transfer is in respect of more than one class of shares.

31.	If the Directors refuse to register a transfer of shares they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of their refusal.

32.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty days in any year.

33.	The Company shall be entitled to charge a fee, which the Directors may specify from time to time, on the registration of every probate, letters of administration, certificates of death, power of attorney, or other instrument.

34.	Regulations 28 and 29 shall be read subject to the provisions of Regulation 35.

35. (a)	For the purposes of this Regulation, where any person is unconditionally entitled to be registered as the holder of a share, he and not the registered holder of such share shall be deemed to be a member of the Company in respect of that share.

(b)	Except as hereinafter provided no share in the Company shall be transferred unless and until the rights of preemption hereinafter conferred shall have been exhausted.

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(c)	Every member who desires to transfer any share or shares (hereinafter called “the Vendor”) shall give to the Company notice in writing of such desire (hereinafter called “transfer notice”). Subject as hereinafter mentioned, a transfer notice shall constitute the Company the Vendor’s agent for the sale of the shares specified therein (hereinafter called “the said shares”) in one or more lots at the discretion of the Directors, to members other than the Vendor at the price to be agreed upon by the Vendor and all the remaining members of the Company (except those members who hold employee’s shares) or, in case of difference or no such agreement, at the price which the auditor of the Company for the time being shall, by writing under his hand, certify to be in his opinion the fair value thereof as between a willing seller and a willing buyer. A transfer notice may contain a provision that unless all the shares comprised therein are sold by the Company pursuant to this Regulation, none shall be so sold and any such provision in the transfer notice shall be binding on the Company.

(d)	If the auditor is asked to certify the fair price as aforesaid, the Company shall, as soon as it receives the auditor’s certificate, furnish a certified copy thereof to the Vendor and the Vendor shall be entitled, by notice in writing given to the Company within ten days of the service upon him of the said certified copy, to cancel the Company’s authority to sell the said shares. The cost of obtaining the certificate shall be borne by the Company unless the Vendor shall give notice of cancellation as aforesaid in which case he shall bear the said cost.

(e)	Upon the price being fixed as aforesaid and provided the Vendor has not given notice of cancellation of the Company’s authority as aforesaid, the Company shall forthwith by notice in writing inform each member, other than the Vendor and other than members holding employees’ shares only, of the number and price of the said shares and invite each such member to apply in writing to the Company within twenty-one days of the date of service of the notice (which date shall be specified therein) for such maximum number of the said shares (being all or any thereof) as he may wish to purchase.

(f)	If the said members shall within the said period of twenty-one days apply for all or (except where the transfer notice provides otherwise) any of the said shares, the Directors shall allocate the said shares (or so many of them as shall be applied for as aforesaid) to or amongst the applicants and in case of competition pro rata (as nearly as possible) according to the number of shares in the Company (other than employees’ shares) of which they are registered or unconditionally entitled to be registered as holders; provided that no applicant shall be obliged to take more than the maximum number of shares specified by him as aforesaid; and the Company shall forthwith give notice of such allocation (hereinafter called an “allocation notice”) to the Vendor and to the persons to whom the shares have been allocated and shall specify in such notice the place and time (being not earlier than fourteen and not later than twenty-eight days after the date of the notice) at which the sale of the shares so allocated shall be completed.

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(g)	The Vendor shall be bound to transfer the shares contained in an allocation notice to the purchasers named therein at the time and place therein specified; and if he shall fail to do so, the chairman of the Company or some other person appointed by the Directors shall be deemed to have been appointed attorney of the Vendor with full power to execute, complete and deliver, in the name and on behalf of the Vendor, transfers of the shares to the purchasers thereof against payment of the price to the Company. On payment of the price to the Company the purchaser shall be deemed to have fully performed all his obligations under the purchase and on execution and delivery of the transfer the purchaser shall be entitled to insist upon his name being entered in the register of members as the holder by transfer of the shares purchased by him. The Company shall forthwith pay the price into a separate bank account in the Company’s name and shall hold such price in trust for the Vendor.

(h)	The Vendor shall be at liberty (subject nevertheless to the provisions of Regulation 29) for the period of six months following the expiry of the said period of twenty-one days referred to in paragraph (e) of this Regulation, to transfer to any person and at any price (not being less than the price fixed under paragraph (c) of this Regulation) any share not allocated by the Directors in an allocation notice or not transferred because of the purchaser’s failure to pay the price, as the case may be. Provided that, if the Vendor stipulated in his transfer notice that unless all the shares contained therein were sold pursuant to this Regulation, none should be so sold, the Vendor shall not be entitled, save with the written consent of all the other members of the Company, to sell hereunder only some of the shares comprised in his transfer notice.

(i)	Any share may be transferred by a member to the spouse, child or other descendant or parent, brother or sister of that member or to a Company beneficially owned or controlled by such member; any share of a deceased member may be transferred by his personal representatives to any widow, widower, child or other descendant or parent, brother or sister of such deceased member. Shares standing in the name of the trustees of any deceased member may be transferred upon any change of trustees to the new trustees of the estate; and where the member is a body corporate any share may be transferred by such member to its subsidiary or holding company or to a company controlled by such holding company. The rights of pre-emption hereinbefore conferred in this Regulation shall not arise on the occasion of any such transfers as aforesaid and Regulation 29 shall be read subject to this paragraph.

(0)	Provided that it must be proved to the satisfaction of the Directors that the transfer falls bona fide within one of the exceptions of the preceding paragraph (i); and provided also that in case the transferee ceases to be a company beneficially owned or controlled by the member which is transferring as mentioned in the preceding paragraph or (in case this member is a natural person) by the spouse, child or other descendant or parent, brother or sister of this member, this transferee is bound to notify forthwith the Company in writing and to re-transfer to the transferor the said shares if the Company or any member holding more than 10% of the Company’s share capital so demands, at any time within 15 days after

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such demand; if the transferee refuses or fails or is unable to re-transfer the shares within a period of 15 days as from the date that the transferee was required so to do, or for any other reason the re-transfer is not possible within the aforesaid 15-day period, it will be deemed that the transferee has given a “transfer notice” under paragraph (c) of this regulation 35 with regard to the said shares, and despite the contrary provision of paragraph (d) of this Regulation he shall not be entitled to cancel the Company’s authority to sell the said shares. Each notice which is given to the Company by a company according to the above provisions of this paragraph, is notified by the Company immediately to every member of the Company holding more than 10% of the authorised capital of the Company. Any demand from the Company or by any other member for a re-transfer of shares based on the above provisions of this paragraph cannot be given after the lapse of thirty days from the day that the Company received the notice of the Company (in case the demand is being made by the Company}, or from the date the member received the notice (in case the demand is being made by a member of the Company).

TRANSFER OF SHARES DUE TO DEATH OR BANKRUPTCY

36.	In case of the death of a member of the Company the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons.

37.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member of the Company may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to have some person nominated by him registered as the transferee thereof; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his death or bankruptcy, as the case may be.

38.	If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these Regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice of transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice or transfer was a transfer signed by that member.

39.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same rights as regards dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

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Provided always that the Directors may at their discretion at any time give notice requiring any such person to elect either to be registered himself as shareholder or to have the share transferred, and if the notice is not complied with within ninety days from the day when the notice was given, the Directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share and to withhold and refrain from granting any benefits or rights connected with the shares until the requirements of the notice have been complied with.

FORFEITURE OF SHARES

40.	If a member fails to pay any call or installment of a call on the day appointed for payment thereof, the Directors may at any time thereafter and as long as any part of the call or installment remains unpaid, serve a notice on him requiring of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses incurred by the Company.

41.	The notice shall specify a new date (not earlier than the expiration of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

42.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may, at any time thereafter, but before the payment required by the notice has been made, be forfeited after a resolution of the Directors to that effect. Such forfeiture shall include all the dividends that will have been declared in connection with the forfeited shares which have not already been paid till that forfeiture as well as any benefits or rights which are connected with the shares and which have not already been granted till the forfeiture of the said shares.

43.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

44.	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture, were payable by him to the Company in respect of the shares, together with interest on these items from the date that they became payable till their payment, at the interest rate fixed by the Directors. His liability will cease to exist if and when all the money payable to the Company will have been paid fully with interest as provided above.

45.	A statutory declaration in writing as provided by the Law, that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to or have any interest in, the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to check on the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings regarding the forfeiture, sale or disposal of the share.

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46.	The provisions of these Regulations as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

ALTERATION OF CAPITAL

47.	The Company may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

48.	The Company may by ordinary resolution:-

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the Memorandum of Association subject, nevertheless, to the provisions of section 60(1)(d) of the Law;

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

49.	The Company may by special resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and subject to any terms required by the Law.

CONVERSION OF SHARES INTO STOCK

50.	The Company may by ordinary resolution convert any paid-up shares into stock, and reconvert any stock into paid-up shares of any denomination.

51.	The holders of stock may transfer the same, or any part thereof, in the same manner, and subject to the same regulations, subject to which the shares from which the stock arose might, prior to conversion, have been transferred, or as near thereto as circumstances permit; and the Board of Directors may from time to time fix the minimum amount of stock transferable on condition that such minimum amount shall not exceed the nominal amount of the shares from which the stock arose.

52.	The holders of stock shall, according to the amount of stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by an amount of stock which would not, if existing in shares, have conferred that privilege or advantage.

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53.	Such of the Regulations of the Company as are applicable to paid-up shares shall apply to stock, and the words “share” and “shareholder” therein shall include “stock” and “stockholder” respectively.

GENERAL MEETINGS

54.	The Company shall, each year, hold a general meeting as its annual general meeting in addition to any other meetings in that year, and shall specify the meeting as such in the notices calling it, and not more than fifteen months shall elapse between the date of one annual general meeting of the Company and that of the next.

Provided that so long as the Company holds its first annual general meeting within eighteen months of its incorporation, it need not hold it in the year of its incorporation or in the following year. The annual general meeting shall be held at such time and place as the Board of Directors shall appoint.

55.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

56.	The Directors may, whenever they think fit, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened on requisition, or, in default, may be convened by such requisitionists as provided by section 126 of the Law. If at any time there are not within Cyprus sufficient Directors capable of forming a quorum, any Director or any two members of the Company may convene an extraordinary general meeting in the same manner or as nearly as possible as that in which meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

57.	An annual general meeting and a meeting called for the passing of a special resolution shall be called by at least twenty-one days’ notice and a meeting of the Company other than an annual general meeting or a meeting for the passing of a special resolution shall be called by fourteen days’ notice at the least. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day specified for the holding of the meeting. The notice shall specify the place, the day and the hour of meeting and, in case of special business, the general nature of that business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company in general meetings, to such persons as are, under the Regulations of the Company, entitled to receive such notices from the Company;

Provided that a meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in this Regulation, be deemed to have been duly called if it is so agreed:-

(a)	in the case of a meeting called as the annual general meeting, by all the members entitled to attend and vote thereat; and

(b)	in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than 95 per cent in nominal value of the shares giving that right.

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58.	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice, shall not invalidate the proceedings at that meeting to which such notice refers.

PROCEEDINGS AT GENERAL MEETINGS

59.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting, with the exception of the declaration of a dividend, the examination of the accounts, balance sheets and the reports of the Directors and auditors, the election of Directors in the place of those retiring and the appointment of, and the fixing of the remuneration of the auditors.

60.	No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; save as otherwise provided in these Regulations or the Law, two members present in person or by proxy shall be a quorum.

61.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned on the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine and specify and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting one or more members present shall be a quorum.

62.	The Chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting or if he is unwilling to act, the vice Chairman of the Board of Directors, if there is one, shall act as Chairman. If however there is no vice Chairman or he is not present within the time specified for the Chairman, or if he refuses to act then the Directors present, if any, shall choose one of their number to act as Chairman.

In case the Directors refuse to make such choice, or in case no Director present is willing to act as Chairman, or in case no Director is present within fifteen minutes from the time fixed for the general meeting, then the members present, shall elect one of their number to act as Chairman of the general meeting.

63.	The Chairman may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business that would have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given in the same manner as in the case of the original meeting. Save as provided above it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

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64.	At any general meeting any resolution put to the vote of the meeting shall be decided by a show of hands unless a poll is (before or on the declaration of the result by the show of hands) demanded-

(a)	by the chairman; or

(b)	by at least two members present in person or by proxy; or

(c)	by any member or members present in person or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)	by a member or members holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Unless a poll be so demanded, a declaration by the chairman that a resolution has by a show of hands been carried unanimously or by a particular majority or lost and an entry to that effect in the book containing the minutes of the proceedings of the Company in relation to such meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.

65.	Except as provided in Regulation 68, if a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

66.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting shall not have a second or casting vote.

67.	A poll demanded for the election of a chairman or the adjournment of the meeting shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

68.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every member present in person or by proxy shall have one vote, and on a poll every member shall have one vote for each share of which he is the holder.

69.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

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70.	A member of unsound mind, or in respect of whom an order has been made by any Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by the administrator of his property, his committee, receiver, curator bonis, or other person in the nature of an administrator, committee, receiver or curator bonis appointed by that Court, and any such administrator, committee, receiver, curator bonis or other person may, on a poll, vote by proxy.

71.	No member shall be entitled to vote at any general meeting unless all calls or other sums presently owed by him in respect of shares in the Company have been paid.

72.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

73.	On a poll, votes may be given either personally or by proxy.

74.	The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing, or, if the appointer is a corporation, either under seal, or under the hand of an officer or attorney duly authorised. A proxy need not be a member of the Company and will have the right to speak at the meeting.

75.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a certified copy of that power or authority shall be deposited at the registered office of the company or such other place within Cyprus as is specified for that purpose in the notice convening the meeting, not later than 48 hours before the time for holding the meeting or adjourned meeting, at which the person appointed shall vote, and in the case of a poll not later than 24 hours before the time appointed for taking the same. In case of failure to comply with the aforesaid the instrument of proxy shall not be treated as valid. If a member is present at a general meeting for which he appointed a proxy, the proxy cannot be present and the relevant instrument shall be considered as withdrawn. An instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit (or in any other form as the Directors may specify).

Limited

(Name of the Company)

INVe,	, of	, being a

member/members of the above-mentioned company, hereby appoint of             , or failing him             of             , as my/our proxy to vote for me/us on my/our behalf at the annual*/extraordinary* (*delete what does not apply) general meeting of the Company, to be held on the day             of            , 2            , and at any adjournment thereof.

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Signed this                                 day of                                              ,2

76.	Where it is desired to afford members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances permit (or such other form as the Directors may specify).

Limited

(Name of the Company)

1/We,                                 , of                                 , being a member/members of the above-mentioned company, hereby appoint of            , or failing him                             of            , as my/our proxy to vote for me/us on my/our behalf at the annual*/extraordinary* (*delete what does not apply) general meeting of the Company, to be held on the                             day of                         , 2             , and at any adjournment thereof.

Signed this                                 day of                                              ,2

This form is to be used in favour* of/against* the resolution. Unless otherwise instructed, the proxy will vote as he thinks fit.*

*Delete whichever is not desired.

77.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

78.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the office before the commencement of the meeting or adjourned meeting at which the proxy is used.

79.	Subject to the provisions of the Law, a resolution in writing signed or approved by letter, telegram, telex or facsimile or by any other similar means by each one of the members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. Any such resolution may consist of several documents every one of which carrying the signature of one or more of the members or their attorneys, and in the case where corporate bodies are members, the signature of a member of its Board of Directors or other authorized officer thereof or its duly appointed attorney.

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CORPORATIONS ACTING BY REPRESENTATIVES AT GENERAL

MEETINGS

80.	Any corporation which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any general meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were a member of the Company as a natural person.

DIRECTORS

81.	Unless and until otherwise determined by the Company in general meeting, the number of the Directors shall be at least one and there shall be no maximum number. The first Directors of the Company shall be appointed in writing by the subscribers to the memorandum of association or a majority of them and it shall not be necessary to hold any meeting for that purpose.

82.	(1) The remuneration of the Directors shall from time to time be determined by the Company in general meeting. Such remuneration shall be deemed to accrue from day to day. The Directors may also be paid all traveling, hotel and related expenses reasonably incurred by them in attending and returning from meetings of the Directors or committees of Directors or general meetings of the Company or in connection with the business of the Company.

(2)	The Directors of the Company may be or become members of the Board of Directors or other officers of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company unless the Company otherwise directs.

83.	The shareholding qualification for Directors is not required.

BORROWING POWERS

84.	(1) The Directors shall exercise all the powers of the Company to give guarantees and to borrow money, in such manner and on such terms as the Directors may from time to time consider right and expedient. The Directors shall also have the right to charge or mortgage the whole or part of the undertaking, the movable or immovable property of the Company, present or future, including the whole or part of the uncalled capital, and to issue debenture stock with floating charge, debentures and debenture stock and mortgage debentures and other bonds and securities whether they are perpetual and redeemable, repayable, or whether outright or as security or in any other way and under any conditions for any debt, liability or obligation of the company or of any third party.

(2)	The above-mentioned debenture stock with floating charge, debentures or debenture stock, mortgage debentures, bonds or other securities may be issued at a discount, at a premium, or in any other manner and with such powers as to redemption, surrender, issue of shares or otherwise, as the Directors may decide.

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POWERS AND DUTIES OF DIRECTORS

85.	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Law or by these Regulations, required to be exercised by the Company in general meeting, subject, nevertheless to any of these Regulations, to the provisions of the Law and to such regulations, being not inconsistent with these Regulations or the provisions of the Law, as may be prescribed by the Company in general meeting; but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that Regulation had not been made.

86.	The Directors may from time to time and at c; ny time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Regulations) and for such period and subject to such conditions as they may think fit; and any such powers of attorney may contain such provisions for the protection and convenience of third persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

87.	(1) The Company may exercise the powers conferred by sections 36 of the Law which relate to the right of the

Company to have an official seal for use abroad, and such powers shall be exercised by the Directors.

(2)	The Company may exercise the powers conferred upon the Company by sections 114 to.117 (both inclusive) of the Law with regard to the keeping of a Dominion Register at a place other than its head office and the Directors may (subject to the provisions of those sections) make and vary such regulations as they may think fit governing the keeping of any such Register.

88.	(1) A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the

Company shall declare the nature of his interest at a meeting of the Directors in accordance with section 191 of the Law.

(2)	A Director may vote in respect of any contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting.

(3)	A Director may hold any other office or profit making position under the Company (other than the office of auditor) along with his office of Director for such period and on such terms (as to remuneration and other matters) as the Directors may determine; and no Director or intending Director shall be disqualified on the grounds of holding such office, from contracting with

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the Company whether with regard to his tenure or any such other office or place of profit or as vendor, purchaser or otherwise; nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided; nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.

(4)	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

89.	All cheques, promissory notes, drafts, bills of exchange, and other negotiable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

90.	The Directors shall cause minutes to be made in books provided for the purpose:-

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company, and of the Directors, and of committees of Directors.

PENSIONS

91.	The Directors may, on behalf of the Company, pay gratuity, pension or other benefit on the retirement of any Director who held a remunerative office or beneficial post in the Company or to his widow or dependants and may contribute to any fund or give additional remuneration for the purchase or grant of such gratuity, pension or benefit.

ALTERNATE DIRECTORS

92.	(a) Each Director shall have power at any time to nominate another person, being a Director or not, to act as his alternate Director and at his discretion to remove such alternate Director at any time.

(b)	An alternate Director shall (except as regards power to appoint an alternate Director and remuneration) be subject in all respects to the terms existing with reference to the other Directors, and shall have all powers and duties that the Director who has appointed him as his alternate has. Without prejudice to the preceding generality, an alternate Director shall be entitled to receive notices of all meetings of the Directors and to attend, speak and vote at any such meeting at which his appointor Director is not present.

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(c)	One person may act as alternate Director to more than one Director and while he is so acting shall be entitled to a separate vote for each Director he is representing and, if he is himself a Director, his vote or votes as an alternate Director shall be in addition to his own vote.

(d)	Any appointment or removal of an alternate Director may be made by letter, telegram, telex, or facsimile addressed to the Company or in any other manner approved by the Board of Directors and shall be confirmed as soon as possible by letter but may be acted upon by the Company meanwhile even though the letter has not yet been received by the Company.

(e)	If a Director making any appointment as aforesaid shall cease to be a Director otherwise than by reason of vacating his office at a meeting of the Company at which he is re-elected, the person appointed by him shall thereupon cease to have any power or authority to act as an alternate Director.

(f)	The Directors shall not be liable for the acts and defaults of any alternate Directors appointed by them.

(g)	An alternate Director shall not be taken into account in reckoning the minimum or maximum number of members of the Board of Directors allowed for the time being but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Board of Directors attended by him at which he is entitled to vote.

DISQUALIFICATION OF DIRECTORS

93.	The office of Director shall be vacated if the Director:-

(a)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(b)	becomes prohibited from being a Director by reason of any order made under section 180 of the Law; or

(c)	becomes of unsound mind; or

(d)	resigns from his office by notice in writing to the Company.

APPOINTMENT OF ADDITIONAL DIRECTORS

AND REMOVAL OF DIRECTORS

94.	The Directors shall have power at any time, and from time to time, to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these Regulations. Any Director so appointed shall hold office, only until the next following annual general meeting, and shall then be eligible for re-election.

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95.	The Company may by ordinary resolution, of which special notice has been given in accordance with section 136 of the Law, remove any Director before the expiration of his period of office notwithstanding anything in these Regulations or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

96.	The Company may by ordinary resolution appoint another person to replace a Director whose services have been terminated according to the immediately preceding Regulation and, subject to the powers of the Directors according to Regulation 94, the Company in general meeting may appoint any person as Director either to fill the post rendered extraordinarily vacant or as an additional Director and may also specify the period for which this person shall hold the office.

PROCEEDINGS OF DIRECTORS

97.	The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present provided the necessary quorum exists in accordance with Regulation 98. A Director may, and the Secretary on the requisition .of a Director shall, at any time summon a meeting of the Directors. Notice of the impending meeting is not necessary to be given to a Director who, at the time, is outside Cyprus.

98.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be half of the total number of Directors plus one and if the total number of Directors is uneven, then the quorum will be the nearest number be.yond one half.

99.	A Director may participate in a meeting of the Directors by means of such telephone or other communications facilities as permit all persons participating in the meeting to hear each other, and a Director participating in such a meeting by such means is deemed to be present at the meeting.

100.	The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the Regulations of the Company as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

101.	The Directors may elect a Chairman and Vice-Chairman of their meetings and determine the period for which each one of them is to hold office; but if no such Chairman or Vice-Chairman is elected, or if at any meeting of the Directors neither the Chairman nor the Vice-Chairman is present within ten minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

102.	The Directors may delegate any of their powers to a committee or committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated to it, conform to any terms or regulations that may be imposed on it by the Directors.

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